EXHIBIT 12

HERSHEY FOODS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands of dollars except for ratios)
(Unaudited)

                                                             For the Three Months Ended
                                                             --------------------------
                                                            March 30,       March 31,
                                                              2003            2002
                                                            ----------      ---------

Earnings:

Income before income taxes                                 $  154,120      $ 137,514

Add (deduct):

   Interest on indebtedness                                    15,612         16,244
   Portion of rents representative of the
     interest factor (a)                                        3,906          3,525
   Amortization of debt expense                                   112            116
   Amortization of capitalized interest                           962          1,045
                                                             --------        -------
          Earnings as adjusted                             $  174,712      $ 158,444
                                                             ========        =======
Fixed Charges:

   Interest on indebtedness                                $   15,612      $  16,244
   Portion of rents representative of the
    interest factor (a)                                         3,906          3,525
   Amortization of debt expense                                   112            116
   Capitalized interest                                           626            329
                                                             --------        -------
       Total fixed charges                                 $   20,256      $  20,214
                                                             ========        =======
Ratio of earnings to fixed charges                               8.63           7.84
                                                             ========        =======
NOTE:

(a)    Portion of rents representative of the interest factor consists of all rental expense pertaining to operating leases used to finance the purchase or construction of warehouse and distribution facilities, and one-third of rental expense for other operating leases.